Exhibit 99.1

On Track Innovations Ltd. Reports

First Quarter 2020 Financial Results

Yokneam, Israel – May 6, 2020 – On Track Innovations Ltd. (“OTI”) (OTCQX: OTIVF) (the “Company” or “OTI”), a global provider of near field communication (NFC) and cashless payment solutions, today provided a business update and announced financial results for the first quarter ended March 31, 2020.

Management Commentary

Mr. Yehuda Holtzman, OTI’s CEO, commented, “I am pleased with the recovery in our revenues in the first quarter, growing by 48% over those of the first quarter last year and also 18% higher than those of the previous quarter. Together with the rest of the management team, we have put in place a strategy which we believe will enable us to return to long term growth, while driving the business to profitability. We look forward to unleashing OTI’s inherent potential over the coming quarters.”

Continued Mr. Holtzman, “We wish all those which have been affected by the global COVID-19 pandemic a speedy recovery. We have taken significant steps to protect our global workforce including social distancing at our offices and providing the infrastructure to work-from-home for the majority of our employees. Apart from the change in work practices, we see a number of other impacts on OTI from the pandemic which have impacted us. These include longer lead-times for component procurement, a significant slowdown in Mass Transit activity in Poland as well as a lengthening sale cycle with existing customers. On the other hand, due to the cashless nature of our products that does not require physical contact, we see a broadening increase in leads and interest for our products.”

First Quarter 2020 Financial Results Summary

●	Revenue in the quarter increased by 48% to $4.5 million, compared to $3.0 million in the first quarter of 2019.

●	Recurring revenues were $1.1 million, compared to $1.3 million in the first quarter of 2019.

●	Gross profit in the quarter was $2.2 million, or 49% of revenues, compared to $1.6 million, or 55% of revenues, in the first quarter of 2019.

●	Operating expenses totaled $3.0 million in the quarter, compared to operating expenses of $3.1 million in the same year-ago quarter.

●	Net loss from continuing operations was reduced to $0.7 million, compared to a net loss from continuing operations of $1.6 million in the same year-ago quarter.

●	Net loss was $0.7 million, or $0.01 per share, compared to a net loss of $1.7 million, or $0.04 per share, in the same year-ago quarter.

●	Adjusted EBITDA loss from continuing operations was $0.5 million in the quarter, compared to adjusted EBITDA loss of $1.1 million in the same year-ago quarter.

●	As of March 31, 2020, the company had cash and cash equivalents and short-term investments of $3.4 million.

Conference Call

Management will host a live investor conference call at 9:00 a.m. ET on May 6, 2020, to discuss OTI’s first quarter 2020 financial results, provide a corporate update, and conclude with a Q&A session taking questions from participants.

To participate, please use the following information:

U.S. Dial-in: 1-888-317-6002

International Dial-in: 1-412-317-5245

Webcast: https://www.webcaster4.com/Webcast/Page/1720/34474

Please dial in a few minutes before the start of the call and request to join the “On Track Innovations Earnings Conference Call” to ensure timely participation.

The conference call will also be available for replay by clicking on the above webcast link or via a link on the investor relations section of the Company’s website.

About On Track Innovations Ltd

On Track Innovations (OTI) is a global leader in the design, manufacture, and sale of secure cashless payment solutions using contactless NFC technology. OTI’s field-proven innovations have been deployed around the world to address cashless payment, automated retail and petroleum markets. OTI distributes and supports its solutions through a global network of regional offices and alliances. For more information, visit www.otiglobal.com.

Investor Relations Contact:

Ehud Helft

GK Investor & Public Relations

+1 646 201 9246

oti@gkir.com

Safe Harbor / Forward-Looking Statements

This press release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Whenever we use words such as “will,” “look forward,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “believe,” “should,” “can” or similar expressions, we are making forward-looking statements. For example, we are using forward-looking statements when we discuss, among others: the Company’s strategy, the realization of the Company’s potential, and the resumption of the Company’s growth and profitability. Because such statements deal with future events and are based on OTI’s current expectations, they are subject to various risks and uncertainties and actual results, including those as a result of the current COVID-19 pandemic. Performance or achievements of OTI could differ materially from those described in or implied by the statements in this press release. Factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are stated under the captions “Risk Factors” in our most recent Annual Report (Form 10-K) and other known and unknown uncertainties and risk factors including those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements. The reader is cautioned not to place undue reliance on forward-looking statements.

Use of Non-GAAP Financial Information

This press release contains certain non-GAAP measures, namely, adjusted EBITDA from continuing operations, or adjusted earnings from continuing operations before interest, income tax, depreciation and amortization. Adjusted EBITDA from continuing operations represents earnings before interest or financing expenses, income tax, depreciation and amortization, and further eliminates the effect of stock-based compensation expense. OTI believes that adjusted EBITDA from continuing operations should be considered in evaluating the Company’s operations since it provides a clear indication of the Company’s operating results. This measure should be considered in addition to results prepared in accordance with U.S. GAAP, but should not be considered a substitute for the U.S. GAAP results. The non-GAAP measures included in this press release have been reconciled to the U.S. GAAP results in the table below.

ON TRACK INNOVATIONS LTD.

RECONCILIATION OF NON-GAAP ADJUSTMENT

The following table reflects selected On Track Innovations Ltd.

non-GAAP results reconciled to GAAP results:

(US dollars in thousands)

	Three months ended March 31
	2020	2019
	(Unaudited)	(Unaudited)
Net loss	$(669)	$(1,745)

Net loss from discontinued operations	11	193
Financial (income) expenses, net	(168)	69
Depreciation	307	320
(Income tax benefits) expenses	(13)	5

Total EBITDA From continuing operations	$(532)	$(1,158)

Stock-based compensation	12	46
Total adjusted EBITDA From continuing operations	$(520)	$(1,112)

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(US dollars in thousands)

	March 31 2020	December 31 2019
Assets
Current assets
Cash and cash equivalents	$2,637	$2,543
Short-term investments	805	2,305
Trade receivables (net of allowance for doubtful accounts of $600 and $612 as of March 31, 2020 and December 31, 2019, respectively)	3,043	2,430
Other receivables and prepaid expenses	1,601	1,822
Inventories	3,025	3,332

Total current assets	11,111	12,432

Long term restricted deposit for employee benefits	462	477

Severance pay deposits	371	383

Property, plant and equipment, net	3,371	3,694

Intangible assets, net	740	733

Right-of-use assets due to operating leases	3,728	2,134

Total Assets	$19,783	$19,853

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(US dollars in thousands)

	March 31	December 31
	2020	2019
Liabilities and Equity

Current Liabilities
Short-term bank credit and current maturities of long-term bank loans	$2,609	$2,478
Trade payables	3,094	4,126
Other current liabilities	3,337	3,054

Total current liabilities	$9,040	$9,658

Long-Term Liabilities
Long-term loans, net of current maturities	18	22
Long-term liabilities due to operating leases, net of current maturities	2,861	1,483
Accrued severance pay	864	884
Deferred tax liability	361	416
Total long-term liabilities	4,104	2,805

Total Liabilities	13,144	12,463

Commitments and Contingencies, see note 6

Equity

Ordinary shares of NIS 0.1 par value: Authorized – 50,000,000 shares as of March 31, 2020 and December 31, 2019; issued: 49,003,076 and 47,963,076 shares as of March 31, 2020 and December 31, 2019, respectively; outstanding: 47,824,377 and 46,784,377 shares as of March 31, 2020 and December 31, 2019, respectively	1,256	1,226
Additional paid-in capital	226,152	225,970
Treasury shares at cost - 1,178,699 shares as of March 31, 2020 and December 31, 2019	(2,000)	(2,000)
Accumulated other comprehensive loss	(1,268)	(974)
Accumulated deficit	(217,501)	(216,832)
Total Equity	6,639	7,390

Total Liabilities and Equity	$19,783	$19,853

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(US dollars in thousands, except share and per share data)

	Three months ended March 31
	2020		2019
Revenues
Sales		$3,396		$1,722
Licensing and transaction fees		1,055		1,291

Total revenues		4,451		3,013

Cost of revenues
Cost of sales		2,273		1,370
Total cost of revenues		2,273		1,370

Gross profit		2,178		1,643
Operating expenses
Research and development		898		871
Selling and marketing		1,162		1,285
General and administrative		957		965

Total operating expenses		3,017		3,121

Operating loss from continuing operations		(839)		(1,478)
Financial income (expenses), net		168		(69)

Loss from continuing operations before taxes on income		(671)		(1,547)

Income tax benefits (expenses)		13		(5)

Loss from continuing operations		(658)		(1,552)
Loss from discontinued operations		(11)		(193)

Net loss		$(669)		$(1,745)

Basic and diluted net loss attributable to shareholders per ordinary share
From continuing operations		$(0.01)		$(0.04)
From discontinued operations	$	*	$	*
		$(0.01)		$(0.04)
Weighted average number of ordinary shares used in computing basic and diluted net loss per ordinary share		47,790,091		41,294,377

*	Less than $0.01 per ordinary share.

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(US dollars in thousands)

	Three months ended March 31
	2020	2019
Cash flows from continuing operating activities
Net loss from continuing operations	$(658)	$(1,552)
Adjustments required to reconcile net loss to net cash provided by continuing operating activities:
Stock-based compensation related to options issued to employees and others	12	46
Gain on sale of property and equipment, net	-	(2)
Accrued interest and linkage differences, net	(156)	(12)
Depreciation and amortization	307	320
Deferred tax benefits, net	(15)	(10)
Changes in operating assets and liabilities:
Change in accrued severance pay, net	(8)	29
(Increase) decrease in trade receivables, net	(697)	1,323
Decrease in other receivables and prepaid expenses	142	264
Decrease (increase) in inventories	274	(457)
(Decrease) increase in trade payables	(917)	423
Increase (decrease) in other current liabilities	584	(186)
Net cash (used in) provided by continuing operating activities	(1,132)	186

Cash flows from continuing investing activities
Purchase of property and equipment and intangible assets	(168)	(163)
Proceeds from sale of property, plant and equipment	-	10
Change in short-term investments, net	1,508	6
Proceeds from restricted deposit for employee benefits	-	10
Net cash provided by (used in) continuing investing activities	1,340	(137)

Cash flows from continuing financing activities
Increase in short-term bank credit, net	160	372
Repayment of long-term loans	(5)	(119)
Proceeds from issuance of shares, net of issuance costs	200	-
Net cash provided by continuing financing activities	355	253

Cash flows from discontinued operations
Net cash used in discontinued operating activities	(334)	(1,231)
Total net cash used in discontinued operations	(334)	(1,231)

Effect of exchange rate changes on cash and cash equivalents	(135)	(57)

Increase (decrease) in cash, cash equivalents and restricted cash	94	(986)
Cash, cash equivalents and restricted cash - beginning of the period	2,648	5,105

Cash, cash equivalents and restricted cash - end of the period	$2,742	$4,119